                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                           Three Months
                                             Pro Forma         Ended
                                            Three Months     March 31,        Pro Forma           Year Ended December 31,
                                               Ended        -----------      Year Ended      ---------------------------------
                                           March 31, 2002   2002   2001   December 31, 2001  2001    2000   1999   1998   1997
                                           --------------   ----   ----   -----------------  -----   ----   ----   ----   ----
Income (loss) from continuing operations
 before provision for income taxes and
 minority interest                              (50)        (50)   (20)         (127)        (125)   189   (530)   202    347
Equity in (earnings) loss of Equistar            39          39     24            90           90    (39)    19    (40)   (18)
Cash distributions from Equistar                 --          --     --            --           --     83     75    317     18

Fixed charges:
  Interest expense                               22          22     22            87           85     80     72     76    131
  Rent expense (33%)                              2           2      1             6            6      5      4      4     18
                                                -----------------------------------------------------------------------------
Total                                            13          13     27            56           56    318   (360)   559    496

Fixed charges                                    24          24     23            93           91     85     76     80    149
                                                -----------------------------------------------------------------------------

Ratio of earnings to fixed charges              0.5x        0.5x   1.2x          0.6x         0.6x   3.7x  (4.7)x  7.0x   3.3x
                                                -----------------------------------------------------------------------------


The less than zero-to-one coverage ratio for 1999 results from the impact on income (loss) from continuing operations before provision for income taxes and minority interest of a $639 million charge to write-down the value of the Company's investment in Equistar. Excluding this charge, the 1999 ratio of earnings to fixed charges would have been 3.7x.